                                                                     EXHIBIT 2.6

                           ASSET PURCHASE AGREEMENT

                                by and between

                       INFINITY BROADCASTING CORPORATION

                                      and

                    ENTRAVISION COMMUNICATIONS CORPORATION

                           Dated as of June 14, 2000

                               TABLE OF CONTENTS

                                                                           Page
SECTION 1.  DEFINITIONS...................................................   1

SECTION 2.  PURCHASE AND SALE OF THE ASSETS; CLOSING......................   1

     2.1    Agreement to Purchase and Sell................................   1
     2.2    Purchased Assets..............................................   1
     2.3    Retained Assets...............................................   2
     2.4    Agreement to Assume Certain Liabilities.......................   2
     2.5    Excluded Liabilities..........................................   3
     2.6    Closing.......................................................   3
     2.7    Purchase Price................................................   3
     2.8    Adjustment....................................................   3
     2.9    Transactions at the Closing...................................   4
     2.10   Third-Party Consents..........................................   5

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF INFINITY....................   5

     3.1    Organization and Good Standing................................   5
     3.2    Authority; No Conflict........................................   5
     3.3    Structures....................................................   6
     3.4    Permits, Site Leases and Advertising Contracts................   6
     3.5    Title, Encumbrances...........................................   7
     3.6    Owned Real Property...........................................   7
     3.7    Environmental Matters.........................................   7
     3.8    Absence of Changes............................................   7
     3.9    Litigation and Compliance with Laws...........................   7
     3.10   Tax Matters...................................................   8
     3.11   1999 Revenue..................................................   8
     3.12   "30-Sheet" Structures.........................................   8
     3.13   Brokers or Finders............................................   8
     3.14   LIMITED WARRANTIES............................................   8

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.......................   8

     4.1    Organization and Good Standing................................   8
     4.2    Authority; No Conflict........................................   9
     4.3    Qualifications................................................   9
     4.4    Due Diligence; Reliance on Buyer's Experts....................   9

                               TABLE OF CONTENTS
                                  (continued)

                                                                           Page
     4.5    Brokers or Finders............................................   9

SECTION 5.  COVENANTS OF INFINITY.........................................  10

     5.1    Access and Investigation......................................  10
     5.2    Approvals and Consents........................................  10
     5.3    Best Efforts..................................................  10
     5.4    Conduct of the Business Pending Closing.......................  10
     5.5    Surveys of Owned Real Property and Environmental Matters......  11

SECTION 6.  COVENANTS OF BUYER............................................  11

     6.1    Required Approvals............................................  11
     6.2    Best Efforts..................................................  11
     6.3    Imprints......................................................  11
     6.4    Releases......................................................  12
     6.5    No Employment of Business Employees by Buyer..................  12

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..................  12

     7.1    Accuracy of Representations...................................  12
     7.2    Infinity's Performance........................................  12
     7.3    Transfer Instruments..........................................  12
     7.4    Officer's Certificate.........................................  12
     7.5    Secretary's Certificate.......................................  12
     7.6    DOJ Consent...................................................  12
     7.7    No Prohibition................................................  13

SECTION 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF INFINITY...............  13

     8.1    Accuracy of Representations...................................  13
     8.2    Buyer's Performance...........................................  13
     8.3    Assumption Instruments........................................  13
     8.4    Officer's Certificate.........................................  13
     8.5    Secretary's Certificate.......................................  13
     8.6    DOJ Consent...................................................  13
     8.7    No Prohibition................................................  13

SECTION 9.  TERMINATION...................................................  14

     9.1    Termination Events............................................  14
     9.2    Effect of Termination.........................................  14

                               TABLE OF CONTENTS
                                  (continued)

                                                                           Page
SECTION 10. INDEMNIFICATION; REMEDIES....................................   15

     10.1   Indemnification and Payment of Damages by Infinity...........   15
     10.2   Indemnification and Payment of Damages by Buyer..............   15
     10.3   Procedure for Indemnification - Third-Party Claims...........   15
     10.4   Procedure for Indemnification - Other Claims.................   16
     10.5   Survival and Limitations.....................................   16
     10.6   Exclusive Remedies...........................................   16

SECTION 11. GENERAL PROVISIONS...........................................   17

     11.1   Expenses.....................................................   17
     11.2   Bulk Sales Waiver............................................   17
     11.3   Public Announcements; Confidentiality........................   17
     11.4   Notices......................................................   17
     11.5   Further Assurances...........................................   18
     11.6   Waiver.......................................................   18
     11.7   Entire Agreement and Modification............................   18
     11.8   Assignments, Successors, and No Third-Party Rights...........   19
     11.9   Severability.................................................   19
     11.10  Post-Closing Access..........................................   19
     11.11  Headings; Construction.......................................   19
     11.12  Applicable Law and Jurisdiction..............................   19
     11.13  Counterparts.................................................   20
     11.14  Limited Non-Competition......................................   20

                               TABLE OF CONTENTS
                                  (continued)


EXHIBITS
--------

Exhibit A           -  Definitions
Exhibit B           -  Allocation of Purchase Price
Exhibit C           -  Form of Bill of Sale, Assignment and Assumption Agreement


SCHEDULES
---------

Schedule 2.2(a)     -  Billboard Displays
Schedule 2.2(b)     -  Site Leases
Schedule 2.2(c)     -  Advertising Contracts
Schedule 2.2(d)     -  Wireless Communications Contracts
Schedule 2.2(e)     -  Owned Real Property
Schedule 2.2(h)     -  Tangible Personal Property
Schedule 2.8(b)(i)  -  Excluded Site Leases
Schedule 2.8(b)(ii) -  Adjustment Calculations
Schedule 5.2        -  Best Efforts Consents

DISCLOSURE SCHEDULE
-------------------

Part 3.2            -  No Conflicts
Part 3.3            -  Location of Structures
Part 3.4            -  Material Defaults Under Site Leases and Advertising
                       Contracts
Part 3.5            -  Encumbrances
Part 3.7            -  Environmental Matters
Part 3.8(b)         -  List of Certain Assets
Part 3.9(a)         -  Orders, Proceedings and Defaults
Part 3.9(b)         -  Active Proceedings

                                                                  EXECUTION COPY
                           ASSET PURCHASE AGREEMENT
                           ------------------------

     This Asset Purchase Agreement (this "Agreement") is entered into as of the
                                          ---------
14th day of June, 2000, by and among ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation ("Buyer"), and INFINITY BROADCASTING CORPORATION, a
                       -----
Delaware corporation ("Infinity," and together with the Seller Subsidiaries (as
                       --------
defined below), the "Sellers").  (Buyer and Infinity are sometimes herein
                     -------
referred to individually as a "Party" and collectively as the "Parties").
                               -----                           -------

                                   RECITALS
                                   --------

     Infinity is engaged, through the Seller Subsidiaries, in the business of
(i) owning and operating certain outdoor signs and billboards as set forth in
Section 2.2 hereof and otherwise providing outdoor advertising services with respect to such outdoor signs and billboards set forth in Section 2.2 hereof in the New York City area (the "Business"). Infinity is a signatory to that
                             --------
certain Stipulation and Order filed December 6, 1999 in the U.S. District Court for the District of Columbia, United States v. CBS Corporation, Infinity
                              ------------------------------------------
Broadcasting Corporation and Outdoor Systems Inc., Civil Action No. 99-3212,
-------------------------------------------------
providing for entry of the proposed Final Judgement in this matter (the "Final
                                                                         -----
Judgment"), and concerning the divestiture of certain assets of Sellers,
--------
including the assets which are the subject of this Agreement. Sellers desire to sell and assign certain outdoor advertising assets to Buyer as set forth in
Section 2.2 hereof, and Buyer desires to purchase such assets and to assume certain liabilities associated with such assets, pursuant to the terms, conditions, limitations and exclusions contained in this Agreement and subject to the Final Judgment.

                                   AGREEMENT
                                   ---------

     The Parties, intending to be legally bound, agree as follows:

SECTION 1. DEFINITIONS
           -----------

     For purposes of this Agreement, the terms listed on Exhibit A attached
                                                         ---------
hereto have the meanings specified or referred to in Exhibit A.
                                                     ---------

SECTION 2. PURCHASE AND SALE OF THE ASSETS; CLOSING
           ----------------------------------------

     2.1   Agreement to Purchase and Sell.  Subject to the terms and conditions
           ------------------------------
of this Agreement (including, without limitation, Section 2.10 hereof), Sellers hereby agree to grant, sell, assign, transfer, convey and deliver all right, title and interest in and to the Purchased Assets, free and clear of any liens, title claims, Encumbrances or Security Interests (other than Permitted Liens and except as otherwise specifically permitted pursuant to the provisions of this Agreement), and Buyer hereby agrees to buy and acquire the Purchased Assets from Sellers, and to assume the Assumed Liabilities upon the terms and conditions set forth in this Agreement.

     2.2   Purchased Assets.  The Purchased Assets are all of the following
           ----------------
assets of Sellers used in the Business (the "Purchased Assets"):
                                             ----------------

          (a) all of the billboard displays and other out-of-home advertising structures (including rights to walls) set forth and described in Schedule
                                                                  --------
2.2(a) attached hereto, together with all components, fixtures, parts,
------
appurtenances, and equipment attached to or made a part thereof that are existing, under construction or for which Sellers have any rights (collectively, the "Structures");
     ----------

          (b) all leases, licenses, easements, other rights of ingress or egress, and all other grants of the right to place, construct, own, operate or maintain the Structures on land, buildings and other real property owned by third parties listed on Schedule 2.2(b) attached hereto (collectively, the "Site
                        ---------------                                     ----
Leases"), and all rights of Sellers in and to such Site Leases;
------

          (c) all rights under existing and pending sales of advertising and advertising contracts listed on Schedule 2.2(c) attached hereto (collectively,
                                ---------------
the "Advertising Contracts") to the extent associated with the Structures as of
     ---------------------
the Closing Date, and all other existing advertising contracts to the extent associated with the Structures entered into on or prior to the Closing Date;

          (d) all rights under existing wireless communications contracts for antennae attached to the Structures, which wireless communications contracts are listed on Schedule 2.2(d) attached hereto;
          ---------------

          (e) all of the real property owned in fee by Sellers and utilized in the Business (the "Owned Real Property") and all structures located thereon, in
                    -------------------
each case as listed on Schedule 2.2(e) attached hereto;
                       ---------------

          (f) any state and local licenses or permits/tags which Sellers have as of the Closing Date with respect to the Structures or the other Purchased Assets, to the extent assignable (collectively, the "Permits");
                                                     -------

          (g) all pertinent Books and Records;

          (h) the tangible personal property owned by Sellers and used exclusively in the operation of the Business listed on Schedule 2.2(h) attached
                                                       ---------------
hereto; and

          (i) all rights (including any benefits arising therefrom), causes of action, claims and demands of whatever nature (whether or not liquidated) of Sellers relating to the Purchased Assets, including, without limitation, condemnation rights and proceeds, and all rights against suppliers under warranties covering any of the Purchased Assets.

     2.3  Retained Assets.  The assets of Sellers which are not included in
          ---------------
Section 2.2 hereof are expressly excluded from the Purchased Assets and shall be retained by Sellers (the "Retained Assets").
                          ---------------

     2.4  Agreement to Assume Certain Liabilities.  At the Closing, Buyer
          ---------------------------------------
shall assume, effective as of the Closing Date, and agree to discharge and perform only the following liabilities and obligations of Sellers relating to the Purchased Assets or the conduct of the Business that accrue and are attributable to or arise from facts, events, or conditions that occur after the Closing Date (the "Assumed Liabilities"):
                   -------------------

          (a) all obligations under the Site Leases;

          (b) all obligations under the Advertising Contracts;

          (c) all obligations arising under any Proceedings relating to the Purchased Assets; and

          (d) all other liabilities and obligations relating to the Purchased Assets.

     2.5  Excluded Liabilities.  All claims against and liabilities and
          --------------------
obligations of Sellers relating to the Business and the Purchased Assets not specifically assumed by Buyer pursuant to Section 2.4 (the "Excluded
                                                            --------
Liabilities"), including, without limitation, the following claims against and
-----------
liabilities of Sellers, are excluded and shall not be assumed or discharged by
Buyer:

          (a) any liabilities of Sellers relating to the Retained Assets;

          (b) any liabilities of Sellers for Taxes and for mechanic's, materialmen's and similar liens relating to the conduct of the Business that accrued and are attributable to or arose from facts, events, or conditions that occurred on or prior to the Closing Date;

          (c) any liabilities for or related to indebtedness of Sellers to banks, financial institutions, or other Persons; and

          (d) any liabilities of Sellers with respect to claims that accrued and are attributable to or arose from facts, events, or conditions that occurred on or prior to the Closing Date.

     2.6  Closing.  The purchase and sale of the Purchased Assets (the
          -------
"Closing") provided for in this Agreement will take place at the offices of
 -------
Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, at 10:00 a.m., on the earlier to occur of (i) sixty (60) days after the Buyer's Registration Statement on Form S-1 (Registration No. 333-35336), initially filed on April 20, 2000, is declared effective under the 1933 Act or (ii) September 15, 2000; provided, that all conditions to the respective obligations of the Parties have
--------
been satisfied or waived, or at such other time, date and place as the Parties may agree.

     2.7  Purchase Price.  In consideration for the Purchased Assets, Buyer
          --------------
shall assume the Assumed Liabilities, and pay an amount (the "Purchase Price")
                                                              --------------
equal to One Hundred Sixty-Eight Million Two Hundred Fifteen Thousand Dollars ($168,215,000), as adjusted pursuant to the provisions of Section 2.8 hereof.

     2.8  Adjustment.  The Purchase Price shall be subject to adjustment as
          ----------
follows:

          (a) The following items shall be prorated between Sellers and Buyer as of the Closing Date with respect to the Purchased Assets: power and utility charges, personal property taxes, rents (including percentage rents) and security deposits under Site Leases and advertising revenues and security deposits under Advertising Contracts. Prorations will be on a dollar-for-dollar basis based on the number of days of display before and after the Closing. Percentage rents shall be prorated as of the Closing Date. Any prorations not determined at the

Closing shall be prorated on the basis of the most current information available at Closing. At least one (1) business day prior to the Closing Date, Infinity shall provide to Buyer a list of items and the prorations required by this
Section 2.8(a) ("Preliminary Adjustment") and the Purchase Price shall be
                 ----------------------
adjusted accordingly.

          (b) In the event that on the Closing Date any Designated Site Lease has been terminated in its entirety (such that it is no longer of any force or effect as of the Closing Date), the Purchase Price shall be reduced with respect to such terminated Designated Site Lease by the amount determined in accordance with the calculations set forth in Schedule 2.8(b)(ii).
                                   -------------------

          (c) Within seventy-five (75) days after the Closing Date, Buyer will prepare and provide to Infinity the final calculations of adjustments to the Purchase Price (the "Closing Date Adjustment"). On the 90/th/ day after the
                     -----------------------
Closing Date, all required refunds or payments under this Section 2.8, shall be made on the basis of the Closing Date Adjustment; provided, however, that if any
                                                  --------  -------
dispute arises over any amount to be refunded or paid under this Section, 2.8(c) such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the Parties, it shall be referred to a mutually satisfactory independent public accounting firm of national stature that has not been employed by any Party during the two (2) years preceding the Closing Date. The determination of such firm shall be conclusive and binding on each Party. The fees of such firm shall be paid fifty percent (50%) by Infinity and fifty percent (50%) by Buyer.

          (d) The Parties agree that the Purchase Price shall be allocated as set forth in Exhibit B attached hereto for completing the Form 8594 required to
             ---------
be filed with the IRS. The Parties further agree to use such allocations for reporting the purchase and sale of the Purchased Assets for federal, state and local Tax purposes and not to take any position with any Governmental Body which is inconsistent with such allocation unless required to do so in accordance with a final determination of a Governmental Body.

     2.9  Transactions at the Closing.  The following transactions shall take
          ---------------------------
place at the Closing:

          (a) Sellers shall deliver to Buyer (i) the Bill of Sale, Assignment and Assumption Agreement; (ii) a deed for each parcel of Owned Real Property conveying good and valid title to Buyer; (iii) subject to Section 2.10 hereof, separate written assignments of the Site Leases executed by the applicable Seller Subsidiary; (iv) wire transfer instructions for the payment of the Purchase Price which shall be provided to Buyer in writing no later than two (2) business days prior to the Closing; (v) to the extent applicable, UCC-3 termination statements and other necessary releases signed by the appropriate parties releasing all Encumbrances, other than Permitted Liens, against the Purchased Assets and (vi) other instruments of transfer, evidence of required consents and other related documents as may be necessary to evidence or perfect the sale, assignment, transfer, and conveyance of all of Sellers' right, title and interest in and to all of the Purchased Assets, in each case free and clear of all Security Interests and Encumbrances, other than Permitted Liens. Sellers shall also deliver to Buyer all pertinent Books and Records.

          (b) Buyer shall deliver to Infinity the Purchase Price, as adjusted pursuant to Section 2.8(a), by wire transfer of immediately available funds.

          (c) Buyer shall deliver to Infinity (i) the Bill of Sale, Assignment and Assumption Agreement and (ii) such assumption agreements, instructions and other documents as may be necessary to evidence the assumption by Buyer of the Assumed Liabilities.

          (d) The Parties shall also deliver to each other the agreements, instruments, certificates, and other documents referred to in this Agreement.

     2.10  Third-Party Consents.  To the extent that Sellers' rights under any
           --------------------
Advertising Contract, Site Lease or other interest in the Purchased Assets may not be assigned without the consent of a third party and such consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers and Buyer, to the maximum extent permitted by law and any terms of or limitations relating to such Purchased Asset, shall use their Best Efforts to obtain for Buyer the benefits thereunder, and shall cooperate to the maximum extent permitted by law and any terms of or limitations relating to such Purchased Asset in any reasonable arrangement designed to provide such benefits to Buyer, including any sublicense, sublease or subcontract, escrow or similar arrangement. Upon Buyer and Sellers obtaining such consents or entering into a reasonable arrangement designed to provide such benefits to Buyer, Buyer shall discharge Sellers' obligations under such Advertising Contract, Site Lease or other interest in the Purchased Assets benefiting Buyer arising from and after the Closing Date. In the event that Sellers receive any rents, revenues, security deposits or any other dollar amounts, notices or documents under any such Advertising Contract, Site Lease or other interest in the Purchased Assets after the Closing Date, Sellers shall remit the applicable amounts, notices or documents to Buyer within five (5) business days of receipt thereof.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF INFINITY
           ------------------------------------------

     Infinity hereby represents and warrants to Buyer as follows:

     3.1   Organization and Good Standing.  Infinity is a corporation duly
           ------------------------------
organized, validly existing and in good standing under the laws of its state of incorporation, with full power and authority to conduct its business as it is now being conducted, to own or use the Purchased Assets, and to perform all its obligations in connection with the Purchased Assets. Infinity and the applicable Seller Subsidiaries are duly qualified or licensed to do business in each jurisdiction in which the Purchased Assets are owned, leased or operated by them, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Seller Subsidiaries are directly or indirectly wholly owned by Infinity.

     3.2   Authority; No Conflict.
           ----------------------

           (a) This Agreement constitutes the legal, valid, and binding obligation of Infinity, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law). Infinity has all requisite corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby (the "Closing Documents"), to perform its obligations hereunder and thereunder,
      -----------------
and to consummate the Contemplated Transactions. The applicable Seller Subsidiaries have all requisite corporate power and authority to execute and deliver the Closing Documents to which each such Seller Subsidiary is a party, to perform their respective obligations under this Agreement and the Closing Documents to which each such Seller Subsidiary is a party, and to consummate the Contemplated Transactions.

          (b) Except as set forth in Part 3.2 of the Disclosure Schedules, the
                                     ------------------------------------
execution, delivery and performance of this Agreement by Infinity will not, and the execution, delivery and performance by the Seller Subsidiaries of the Closing Documents to which they are a party will not: (i) conflict with, violate or result in any material breach of any provision of the respective Organizational Documents of Sellers, (ii) result in a default (or give rise to any right of termination, modification, cancellation or acceleration) under, or conflict with, any of the terms, conditions or provisions of any Contract to which one or more of Sellers is a party or by which the Purchased Assets may be bound, which default, termination, modification, cancellation, acceleration or conflict would have a Material Adverse Effect, (iii) subject to compliance with the Final Judgment, conflict with or violate any Legal Requirement applicable to Sellers, the Purchased Assets or the Business, which conflict or violation would have a Material Adverse Effect, (iv) subject to compliance with the Final Judgment, conflict with or violate any Governmental Authorization held by Sellers or that otherwise relates to the Purchased Assets or the Business, which conflict or violation would have a Material Adverse Effect or (v) result in the creation or imposition of any Security Interest on any of the Purchased Assets.

          (c) Except as set forth in Part 3.2 of the Disclosure Schedules,
                                     ------------------------------------
Sellers are not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except for any such notice or Consent which, if not given or obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

     3.3  Structures.  Except as set forth in Part 3.3 of the Disclosure
          ----------                          --------------------------
Schedules, (i) Sellers own all of the Structures and (ii) to Infinity's
---------
knowledge, each Structure is located entirely on property covered by a Site Lease or is located entirely on the Owned Real Property. Since January 1, 2000, the Purchased Assets hereunder have been maintained in accordance with Sellers' usual and customary practices.

     3.4  Permits, Site Leases and Advertising Contracts.  Sellers have made
          ----------------------------------------------
available to Buyer true and complete copies of the Permits, the Site Leases and the Advertising Contracts (including any files maintained by Sellers relating exclusively to such Permits, Site Leases and Advertising Contracts, as applicable). Except (i) for the impact of any violation by Sellers of the Permits or the failure of Sellers to obtain any Governmental Authorization required under the Site Leases, the Advertising Contracts or by applicable Legal Requirement or (ii) as set forth in Part 3.4 of the Disclosure Schedules,
                                    ------------------------------------
Sellers are not (and to Infinity's knowledge, no other party is) in default of any material provision of, nor is in default in any material respect under the terms of, any of the Site Leases or the Advertising Contracts which default, if not cured or waived, would have a Material Adverse Effect. Each of the Site Leases and the Advertising

Contracts are valid and binding obligations of Infinity or the applicable Seller Subsidiaries enforceable in accordance with their terms.

     3.5  Title, Encumbrances.  Except as set forth in Part 3.5 of the
          -------------------                          ---------------
Disclosure Schedules, Sellers have good title to all of the Purchased Assets,
--------------------
and there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Purchased Assets or any interest therein. Except as set forth in Part 3.5 of the Disclosure Schedules, all of the
                       ------------------------------------
Purchased Assets, including the Owned Real Property, are owned free and clear of all Encumbrances except for (i) Permitted Liens, (ii) liens securing Sellers' obligations for borrowed money, which shall be released prior to Closing and
(iii) Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

     3.6  Owned Real Property.  Each Seller Subsidiary has good and valid title
          -------------------
to the Owned Real Property owned by it. Sellers have not received any written notice of pending or Threatened claims, condemnation or eminent domain proceedings or other Proceedings, planned public improvements, annexations, special assessments, rezonings or other adverse claims affecting the Owned Real Property, except as would not otherwise reasonably be expected to have a Material Adverse Effect.

     3.7  Environmental Matters.  Except as set forth in Part 3.7 of the
          ---------------------                          ---------------
Disclosure Schedules or as would not otherwise reasonably be expected to have a
--------------------
Material Adverse Effect, with respect to the Purchased Assets and the use or operation thereof: (i) Sellers and the Purchased Assets are in compliance with all Environmental Laws and (ii) to Infinity's knowledge, Sellers have not received any written notice from any Governmental Body or private or public entity advising them that they are or may be responsible for response costs with respect to a Release, a threatened Release or clean up of Hazardous Materials produced by, or resulting from, the Business.

     3.8  Absence of Changes.
          ------------------

          (a) Other than in connection with the proposed transactions contemplated by this Agreement and except as disclosed in the Disclosure Schedules, since January 1, 2000, there has not been (i) any material change in the financial condition, business or operating results of Infinity with respect to the Business or (ii) any loss or damage (whether or not covered by insurance) to any of the Purchased Assets which materially affects or materially impairs Infinity's ability to conduct the Business as currently conducted on the date hereof.

          (b) Part 3.8(b) of the Disclosure Schedules sets forth a list of
              ---------------------------------------
certain assets which, had this Agreement been entered into as of December 31, 1999, would have constituted Site Leases under the terms of this Agreement, but do not constitute Site Leases hereunder due to the fact that such leases have expired in accordance with their terms (and have not been renewed) or have been otherwise terminated prior to the date hereof.

     3.9  Litigation and Compliance with Laws.
          -----------------------------------

          (a) Subject to the Final Judgment and compliance therewith and except
(i) as disclosed in Part 3.9(a) of the Disclosure Schedules or (ii) for the
                    ---------------------------------------
impact of any violation by Sellers of the Permits or the failure of Sellers to obtain any Governmental Authorization required by applicable Legal Requirement, Sellers have not been operating the Business under or subject to, or in material default with respect to, any Order or Proceeding other than such Orders or such Proceedings or such defaults, as the case may be, which, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) Part 3.9(b) of the Disclosure Schedules lists all active
              ---------------------------------------
Proceedings relating to Sellers' conduct of the Business, except for active Proceedings relating to alleged violations by Sellers of the Permits or alleged failures of Sellers to obtain any Governmental Authorization required by applicable Legal Requirement.

     3.10 Tax Matters.  For all periods ending prior to or on, and including,
          -----------
the Closing Date, Sellers have duly paid, caused to be paid, or made provision for the payment of and will timely pay, all Taxes for which the non-payment of would (i) result in an Encumbrance, other than a Permitted Lien, on any of the Purchased Assets, (ii) have a Material Adverse Effect on the Business or on any of the Purchased Assets or (iii) result in Buyer becoming liable therefor.

     3.11 1999 Revenue.  Net revenue of outdoor advertising space (net of
          ------------
agency or any other commissions) of the business of Seller relating to the Purchased Assets (as conducted by Sellers or any predecessors thereto during the period referred to in this Section 3.11 and including the assets comprising such business as of and for such periods) for the 12-month period ending December 31, 1999, was not less than Twenty-Two Million Dollars ($22,000,000).

     3.12 "30-Sheet" Structures.  Those Structures that constitute "30-sheet
           ---------------------
structures" (as such term is customarily used in the outdoor advertising industry) represent all of the "30-sheet structures" in New York City, New York which Sellers own or otherwise have rights to use as of the date hereof in connection with the operation of the Business.

     3.13 Brokers or Finders.  Except for Brush & Yauger, LLC whose compensation
          ------------------
shall be the sole and exclusive responsibility of Infinity at the Closing, Infinity has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.14 LIMITED WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE
          ------------------
PURCHASED ASSETS ARE BEING SOLD "AS IS, WHERE IS," WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND SELLERS EXPRESSLY DISCLAIM ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF INCOME POTENTIAL, OPERATING EXPENSE, USE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, QUALITY OR CONDITION.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER
           ---------------------------------------

     Buyer hereby represents and warrants to Infinity as follows:

     4.1  Organization and Good Standing.  Buyer is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of its state of incorporation, with full power and authority to own or lease its properties, carry on its business as presently conducted and to perform all its obligations. Buyer is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on Buyer's business, financial condition or operations.

     4.2  Authority; No Conflict.
          ----------------------

          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law). Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Closing Documents, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.

          (b) Neither the execution and delivery by Buyer of this Agreement nor the consummation or performance by Buyer of any of the Contemplated Transactions will conflict with, violate or result in a breach of (i) any provision of the Organizational Documents of Buyer, (ii) subject to compliance with the Final Judgment, any Legal Requirement or any Order to which Buyer may be subject, or
(iii) any material Contract to which Buyer is a party or by which Buyer may be bound.

          (c) Buyer is not required to give any notice to or obtain any Consent from any Person (other than the DOJ pursuant to the Final Judgment) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3  Qualifications.  To Buyer's knowledge, Buyer is, for purposes of  (a)
          --------------
obtaining the Consent from the DOJ to consummation of the Contemplated Transactions and (b) the entry of the Final Judgment by the U.S. District Court, legally, financially and otherwise qualified to purchase, use and otherwise possess the Purchased Assets and assume, perform and discharge the Assumed Liabilities.

     4.4  Due Diligence; Reliance on Buyer's Experts.  Prior to Buyer's
          ------------------------------------------
execution and delivery of this Agreement, Buyer has conducted such due diligence activities and investigations in connection with the Purchased Assets as Buyer deems reasonable or necessary and, in connection with such activities and investigations, Buyer has relied on its own financial, legal and other experts and advisors in arriving at Buyer's decision to execute, deliver and consummate this Agreement and the Contemplated Transactions. Buyer is not relying on any representations, warranties or covenants of Sellers except as expressly set forth in this Agreement, the Disclosure Schedules hereto and in the other agreements executed and delivered by Sellers in connection with the Contemplated Transactions.

     4.5  Brokers or Finders.  Buyer has not incurred any obligation or
          ------------------
liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

SECTION 5. COVENANTS OF INFINITY
           ---------------------

     5.1   Access and Investigation.  Between the date of this Agreement and
           ------------------------
the Closing Date, Infinity shall, and shall cause the Seller Subsidiaries and each of its and their Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to Sellers' personnel, properties, Books and Records, and other documents and data relating to the Purchased Assets and the Business.

     5.2   Approvals and Consents.  As promptly as practicable after the date
           ----------------------
of this Agreement, Infinity shall, and shall cause the Seller Subsidiaries to, make all filings required by Legal Requirements to be made by it and them and to take all actions required to be taken by it or them under the Final Judgment, in order to consummate the Contemplated Transactions and shall, and shall cause the Seller Subsidiaries to, use its and their Best Efforts to obtain all Governmental Authorizations required for the Contemplated Transactions, including those required pursuant to the Final Judgment or otherwise identified in Section 3.2. Between the date of this Agreement and the Closing Date, Infinity shall, and shall cause the Seller Subsidiaries to, use its and their Best Efforts to assist Buyer in obtaining the Consents identified on Schedule
                                                                     --------
5.2 (the "Designated Consents") for the transfer of the Purchased Assets.  In
---       -------------------
addition to any obligations of Sellers under Section 2.10 hereof, for a period of three (3) months from and after the Closing Date, Infinity shall, and shall cause the Seller Subsidiaries to, use its and their Best Efforts to assist Buyer in its efforts to obtain those Designated Consents which were not otherwise obtained prior to the Closing Date. In furtherance of the foregoing, Infinity shall, and shall cause the Seller Subsidiaries to, take all reasonable steps necessary to secure the approval of the DOJ for the proposed divestiture of the Purchased Assets to Buyer pursuant to the Final Judgment, including, but not limited to, (i) responding to all requests for information by the DOJ to Infinity or the Seller Subsidiaries concerning the proposed divestiture of the Purchased Assets to Buyer and (ii) cooperating with the DOJ in any investigation of the proposed divestiture that the DOJ may conduct and in any efforts by the DOJ to ensure compliance with the Final Judgment and the Tunney Act.

     5.3   Best Efforts.  Between the date of this Agreement and the Closing
           ------------
Date, Infinity will, and will cause the Seller Subsidiaries to, use its and their Best Efforts to cause the conditions in SECTION 7 and SECTION 8 to be satisfied.

     5.4   Conduct of the Business Pending Closing.  From the date hereof to the
           ---------------------------------------
Closing, Infinity (on behalf of itself and the Seller Subsidiaries) covenants and agrees to operate the Business in the ordinary and usual course in accordance with Sellers' past custom and practice and to use its and their reasonable Best Efforts to preserve intact the Business and relationships with suppliers and customers of the Business. Except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Infinity (on behalf of itself and the Seller Subsidiaries) covenants and agrees that, until the
Closing:

           (a) it shall maintain insurance coverage with respect to the Business at presently existing levels so long as such insurance is available at commercially reasonable rates;

           (b) other than in Sellers' ordinary and usual course of business, it shall not, with respect to the Business, incur any material liabilities (including, but not limited to, arrangements to receive services or property other than cash in exchange for advertising to be made by Sellers on the Purchased Assets) which would constitute Assumed Liabilities hereunder;

           (c) it shall provide reasonable notice to Buyer of renewals, extensions and expirations of any Site Leases;

           (d) it shall not sell any Purchased Assets or make any commitment relating to the sale of any Purchased Assets other than in Sellers' ordinary and usual course of business or pursuant to this Agreement; and

           (e) it shall use its Best Efforts to renew any Site Lease expiring during the period between the date hereof and the Closing.

     5.5   Surveys of Owned Real Property and Environmental Matters.  With
           --------------------------------------------------------
respect to each Owned Real Property as to which an owner's title insurance policy is to be procured, Infinity will, and will cause the Seller Subsidiaries to, use its and their Best Efforts to (i) assist Buyer in the procurement of a current land title survey of the Owned Real Property and (ii) assist Buyer in obtaining Phase I Environmental Site Assessments ("ESA's") of the Owned Real
                                                   -----
Property, and, to the extent reasonably required (as determined by an environmental consultant or engineer reasonably satisfactory to Buyer and Infinity), Phase II ESA's. Notwithstanding anything herein to the contrary, Buyer shall be solely responsible for all costs and expenses associated with any such title surveys or ESA's and will indemnify and hold harmless Sellers with respect thereto.

SECTION 6. COVENANTS OF BUYER
           ------------------

     6.1   Required Approvals.  As promptly as practicable after the date of
           ------------------
this Agreement, Buyer will make all filings required by Legal Requirements identified in Part 3.2 of the Disclosure Schedules to be made by it to
              ------------------------------------
consummate the Contemplated Transactions and will use its Best Efforts to obtain all Governmental Authorizations identified in Section 3.2, including those required by the Final Judgment. In furtherance of the foregoing, Buyer shall use its Best Efforts to assist Sellers in obtaining the approval of the DOJ for the proposed divestiture of the Purchased Assets to Buyer pursuant to the Final Judgment, including, but not limited to, (i) responding to all requests for information by the DOJ to Buyer concerning Buyer and the proposed divestiture of the Purchased Assets to Buyer; (ii) cooperating with the DOJ in any investigation of the proposed divestiture that the DOJ may conduct and in any efforts by the DOJ to ensure compliance with the Final Judgment and the Tunney Act; and (iii) subject to such confidentiality restrictions as may be reasonably negotiated, coordinating and cooperating with Sellers in exchanging such information and rendering such reasonable assistance to Sellers as Sellers may request in connection with this approval process.

     6.2   Best Efforts.  Between the date of this Agreement and the Closing
           ------------
Date, Buyer will use its Best Efforts to cause the conditions in SECTION 7 and
SECTION 8 to be satisfied.

     6.3   Imprints.  No later than ninety (90) days after the Closing, Buyer
           --------
shall remove from all Structures included in the Purchased Assets all imprints used by Sellers containing Sellers' trade names or the trade names of any of Sellers' Affiliates.

     6.4   Releases.  Prior to Closing, Buyer shall (a) obtain releases of
           --------
Sellers from any and all obligations or agreements for letters of credit, bonds, surety arrangements and all guarantees or similar assurances which give rise to a liability of Sellers for obligations related to the Purchased Assets, and Buyer shall have replaced all such agreements held by third parties, or (b) deliver to Sellers separate letters of credit, bonds and/or other surety arrangements which provide complete and total indemnity for such obligations of Sellers that are not released which arrangements must be in form acceptable to Sellers.

     6.5   No Employment of Business Employees by Buyer.  Sellers and Buyer
           --------------------------------------------
expressly acknowledge and agree that Buyer will not employ any of Sellers' employees relating to the Business and Sellers shall remain fully responsible for, and hold harmless Buyer with respect to, any and all salary, bonus, benefits or any other obligations owed to all such employees.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
           --------------------------------------------

     Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer in whole or in part, to the extent permitted by applicable law).

     7.1   Accuracy of Representations.  Infinity's representations and
           ---------------------------
warranties in this Agreement must have been accurate as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     7.2   Infinity's Performance.  The covenants and obligations that Infinity
           ----------------------
is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

     7.3   Transfer Instruments.  Buyer shall have received from Infinity and
           --------------------
the applicable Seller Subsidiaries an executed Bill of Sale, Assignment and Assumption Agreement and such other instruments as may be necessary to evidence or perfect the sale, assignment, transfer and conveyance of good title to all of the Purchased Assets, all in form and substance reasonably satisfactory to Buyer.

     7.4   Officer's Certificate.  Buyer shall have received a certificate,
           ---------------------
dated as of the Closing Date, signed by an authorized officer of Infinity, to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

     7.5   Secretary's Certificate.  Infinity shall have delivered to Buyer (i)
           -----------------------
a copy of a resolution adopted by the board of directors of Infinity and (ii) copies of resolutions adopted by the boards of directors or stockholder(s) of the applicable Seller Subsidiaries, in each such case authorizing the transactions contemplated by this Agreement, certified by a Secretary or Assistant Secretary of Infinity.

     7.6   DOJ Consent.  All authorizations and consents required to be
           -----------
obtained by Infinity from the United States Department of Justice (the "DOJ")
                                                                        ---
under the Final Judgment shall have been received by Infinity.

     7.7   No Prohibition.  There must not be in effect any Legal Requirement
           --------------
or any injunction or other Order that prohibits the consummation of the Contemplated Transactions, and all requirements of the Final Judgment shall have been satisfied, including, without limitation, (i) receipt by Infinity, in a form satisfactory to Infinity, of notice from the DOJ that the DOJ does not object to the proposed divestiture of the Purchased Assets to Buyer pursuant to the terms of the Final Judgment; (ii) entry of the Final Judgment by the U.S. District Court pursuant to the Tunney Act, and either (a) the expiration of all applicable time periods for further review of the Final Judgment, or (b) a determination by Infinity that further review is unlikely and (iii) compliance with the terms of the Final Judgment and the requirements of the Tunney Act.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF INFINITY
           -----------------------------------------------

     Infinity's obligation to sell or cause to be sold the Purchased Assets and Infinity's obligations to take or cause to be taken the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Infinity in whole or in part, to the extent permitted by applicable law).

     8.1   Accuracy of Representations.  Buyer's representations and warranties
           ---------------------------
in this Agreement must have been accurate as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2   Buyer's Performance.  The covenants and obligations that Buyer is
           -------------------
required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

     8.3   Assumption Instruments.  Infinity shall have received from Buyer an
           ----------------------
executed Bill of Sale, Assignment and Assumption Agreement and such other instruments as may be necessary to evidence and effect Buyer's assumption of the Assumed Liabilities, all in form and substance reasonably satisfactory to Infinity.

     8.4   Officer's Certificate.  Infinity shall have received a certificate,
           ---------------------
dated as of the Closing Date, signed by an authorized officer of Buyer, to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

     8.5   Secretary's Certificate.  Buyer shall have delivered to Infinity a
           -----------------------
copy of a resolution adopted by the board of directors and, if necessary, stockholders of Buyer, authorizing the transactions contemplated by this Agreement, certified by a Secretary or Assistant Secretary of Buyer.

     8.6   DOJ Consent.  All authorizations and consents required to be
           -----------
obtained by Infinity from the DOJ under the Final Judgment, shall have been received by Infinity.

     8.7   No Prohibition.  There must not be in effect any Legal Requirement
           --------------
or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions, and all requirements of the Final Judgment shall have been satisfied, including, without limitation, (i) receipt by Infinity, in a form satisfactory to Infinity, of notice from the DOJ that the DOJ does not object to the proposed divestiture of the Purchased Assets to Buyer pursuant to the terms of the Final Judgment; (ii) entry of the Final Judgment by the U.S. District Court pursuant to the Tunney Act, and either (a) the expiration of all applicable time periods for further review of the Final Judgment, or (b) a determination by Infinity that further review is unlikely and
(iii) compliance with the terms of the Final Judgment and the requirements of the Tunney Act.

SECTION 9. TERMINATION
           -----------

     9.1   Termination Events.  This Agreement may, by notice given prior to or
           ------------------
at the Closing, be terminated:

           (a) by written mutual consent of Buyer and Infinity;

           (b) (i) by Buyer if any of the conditions in SECTION 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Infinity, if any of the conditions in
SECTION 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Infinity to comply with its obligations under this Agreement) and Infinity has not waived such condition on or before the Closing Date;

           (c) by Buyer, on the one hand, or Infinity, on the other hand, if the Closing has not occurred (other than through the failure of the other Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2000, or such later date as the Parties may mutually agree upon;

           (d) by Infinity, if Infinity does not receive by August 31, 2000, in a form satisfactory to Infinity, notice from the DOJ that the DOJ does not object to the proposed divestiture of the Purchased Assets to Buyer pursuant to the terms of this Agreement as required by the Final Judgment; or

           (e) by Infinity or Buyer if (i) the U.S. District Court finds, pursuant to (S) 2(e) of the Tunney Act that the Final Judgment is not in the public interest; or (ii) any court of competent jurisdiction or other Governmental Authority shall have issued an Order enjoining or otherwise prohibiting the Contemplated Transactions (unless such order has been withdrawn, reversed or otherwise made inapplicable).

     9.2   Effect of Termination.  Each Party's right of termination under
           ---------------------
Section 9.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if
                                                    --------  -------
this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal and equitable remedies (including, but not limited to, specific performance), separately or simultaneously, will survive such termination unimpaired.

SECTION 10.  INDEMNIFICATION; REMEDIES
             -------------------------

     10.1    Indemnification and Payment of Damages by Infinity.  Infinity will
             --------------------------------------------------
indemnify and hold harmless Buyer and its successors and assigns (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified
     --------------------------
Persons the amount of, any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising,
                                                             -------
directly or indirectly, from or in connection with:

             (a) any breach of any representation or warranty made by Infinity in this Agreement; provided, however, under no circumstances shall Infinity be
                   --------  -------
responsible to the Seller Indemnified Parties for consequential or punitive damages;

             (b) any breach by Infinity of any covenant or obligation of Infinity in this Agreement;

             (c) the failure of Infinity to satisfy and discharge any Excluded Liabilities, except only the Assumed Liabilities; and

             (d) bulk sales non-compliance under Section 11.2 below.

     10.2    Indemnification and Payment of Damages by Buyer.  Buyer will
             -----------------------------------------------
indemnify and hold harmless Sellers and their successors and assigns (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer
                    -------------------------
Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

             (a) any breach of any representation or warranty made by Buyer in this Agreement; provided, however, under no circumstances shall Buyer be
                --------  -------
responsible to the Buyer Indemnified Parties for consequential or punitive damages; and

             (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

             (c) the failure of Buyer to satisfy and discharge the Assumed Liabilities.

     10.3    Procedure for Indemnification - Third-Party Claims.
             --------------------------------------------------

             (a) Promptly after receipt by an Indemnified Person under Section
10.1 or 10.2 of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

             (b) If any claim referred to in Section 10.3(a) is brought against an Indemnified Person and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party may, at its option, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this SECTION 10 for any fees of other counsel or any other expenses with respect to the defense of such claim, subsequently incurred by the Indemnified Person in connection with the defense of such claim. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 10.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     10.4 Procedure for Indemnification - Other Claims.  A claim for
          --------------------------------------------
indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

     10.5 Survival and Limitations.
          ------------------------

          (a) All representations and warranties contained in this Agreement shall survive until the date that is two (2) years following the Closing Date.

          (b) Notwithstanding anything herein to the contrary, Infinity shall indemnify and hold the Seller Indemnified Persons harmless pursuant to this Agreement to the extent that the Damages exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000) (the "Basket Amount"); provided, that if
                                        -------------    --------
aggregate claims hereunder exceed the Basket Amount, then Infinity shall indemnify and hold the Seller Indemnified Persons harmless pursuant to this Agreement only for the amount exceeding the Basket Amount. Notwithstanding any other provisions of this Agreement in no event shall Infinity's liability to indemnify the Seller Indemnified Persons hereunder exceed Ten Million Dollars ($10,000,000) (the "Cap").
                    ---

     10.6 Exclusive Remedies.  The remedies provided in this SECTION 10 will be
          ------------------
exclusive for any inaccuracy or breach of any representation or warranty made by either Party in this Agreement or any Closing Document delivered pursuant hereto.

SECTION 11. GENERAL PROVISIONS
            ------------------

     11.1 Expenses.  Each Party to this Agreement will bear its respective
          --------
expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, brokers or finders, counsel, and accountants. Infinity shall be responsible for the payment of any and all Transfer Taxes incurred in connection with the Contemplated Transactions

     11.2 Bulk Sales Waiver.  The Parties hereby waive compliance by the
          -----------------
Parties with the bulk sales law and any other similar laws in any applicable jurisdiction in respect to the Contemplated Transactions.

     11.3 Public Announcements; Confidentiality.  Except as required by
          -------------------------------------
applicable Legal Requirements, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Infinity mutually agree in writing; provided, that the Parties shall reasonably cooperate in such
         --------
announcements. Except as required by applicable Legal Requirements or unless consented to by Buyer and Infinity in advance, prior to the Closing, each Party (including its respective Affiliates) shall, and shall cause their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

     11.4 Notices.  All notices, consents, waivers, and other communications
          -------
under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt); provided, that a copy
                                                           --------
is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

          If to Infinity, to:


               Infinity Broadcasting Corporation
               c/o Transportation Displays Inc.
               275 Madison Avenue
               New York, New York 10016
               Attention: Tina Haut, Esq.
               Telephone No.: (212) 340-3580
               Facsimile No.: (212) 340-3589

          With a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10153-0119
               Attention:  Howard Chatzinoff, Esq.
               Telephone No.: (212) 310-8000
               Facsimile No.: (212) 310-8007

          If to Buyer, to:

               Entravision Communications Corporation
               2425 Olympic Boulevard, Suite 6000 West
               Santa Monica, California 90404
               Attention: Walter F. Ulloa
                          Philip C. Wilkinson
               Telephone No.: (310) 447-3870
               Facsimile No.: (310) 447-3899

          With a copy to:

               Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P. 101 West Broadway, 17/th/ Floor
               San Diego, California 92101
               Attention:  Kenneth D. Polin, Esq.
               Telephone No.:  (619) 515-9612
               Facsimile No.:  (619) 515-9628

     11.5 Further Assurances.  The Parties agree (i) to furnish upon request
          ------------------
to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.6 Waiver.  Neither the failure nor any delay by any Party in
          ------
exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

     11.7 Entire Agreement and Modification.  This Agreement supersedes all
          ---------------------------------
prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. As used herein, the "Agreement" shall be defined to include all Exhibits, Schedules and Disclosure Schedules attached hereto. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

       11.8   Assignments, Successors, and No Third-Party Rights.  No Party may
              --------------------------------------------------
assign any of its rights under this Agreement without the prior consent of the other Party. Notwithstanding the foregoing, Buyer may assign its rights at Closing to any wholly-owned subsidiary, including, but not limited to, Vista Media Group, Inc.; provided, that Buyer shall remain responsible for the payment
                   --------
of the Purchase Price and all other obligations hereunder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, and their successors, by liquidation or otherwise, and their permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

       11.9   Severability.  If any provision of this Agreement is held invalid
              ------------
or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

       11.10  Post-Closing Access.  Buyer agrees that from and after the Closing
              -------------------
all Books and Records delivered to Buyer by Sellers pursuant to this Agreement shall be maintained open for inspection by Sellers (at any time during regular business hours and upon reasonable notice) for purposes of Sellers' compliance with any Legal Requirement, and that Sellers, at their expense, may make such copies thereof as it may reasonably desire. Infinity agrees (on behalf of itself and the Seller Subsidiaries) that from and after the Closing all Books and Records retained by Sellers shall be maintained open for inspection by Buyer (at any time during regular business hours and upon reasonable notice) for purposes of Buyer's compliance with any Legal Requirement, and that Buyer, at its expense, may make such copies thereof as it may reasonably desire. Notwithstanding the foregoing, to the extent that any books and records retained by Sellers contain information related to both the Purchased Assets and the Retained Assets, Sellers will, from and after the Closing, provide Buyer (at Buyer's sole cost and expense), upon reasonable prior notice and during regular business hours, access to redacted versions of such books and records redacting information not directly and exclusively related to the Purchased Assets. Nothing contained in this Section 11.10 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Contract or Legal Requirement to which it is a party or to which it or its assets are subject.

       11.11  Headings; Construction.  The headings of Sections in this
              ----------------------
Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.
                    ---------

       11.12  Applicable Law and Jurisdiction.  This Agreement shall be governed
              -------------------------------
and controlled as to validity, enforcement, interpretations, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State. The Parties hereby irrevocably submit to the jurisdiction of any New York or United States federal court sitting in New York, New York over any Proceeding brought by either Party arising out of or relating to this Agreement and the Parties hereby irrevocably agree that all claims with respect to such Proceedings may be heard and determined in such courts. In the event of any

Proceeding, the prevailing Party shall be entitled to reasonable attorneys' fees and other costs and expenses (including without limitation travel expenses) incurred in litigating, enforcing or otherwise resolving or settling such Proceeding.

     11.13  Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the Parties. To the maximum extent permitted by law or by any applicable Governmental Body, any document may be signed and transmitted by facsimile with the same validity as if it were an originally executed document.

     11.14  Limited Non-Competition.  In consideration of Buyer's covenants
            -----------------------
contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Infinity, Infinity agrees that, during the four (4) year period commencing on the Closing Date, none of Infinity or any of its Controlled subsidiaries will, directly or indirectly, contact or solicit (in either case, with the intention of making a bid) or make any bid to, any landlord, licensor or grantor of the Site Leases for the purpose of entering into leases, licenses or similar arrangements for its own respective outdoor advertising operations at any of the locations covered by any Site Lease herein.

                            [signature page follows]

     IN WITNESS WHEREOF, the Parties have executed, sealed and delivered this Agreement as of the date first written above.



                   ENTRAVISION COMMUNICATIONS CORPORATION


                   By: /s/ Walter F. Ulloa
                       -------------------
                   Name: Walter F. Ulloa
                   Title: Chairman and Chief Executive Officer

                   By: /s/ Philip C. Wilkinson
                       -----------------------
                   Name: Philip C. Wilkinson
                   Title: President and Chief Operating Officer



                   INFINITY BROADCASTING CORPORATION


                   By: /s/ Tina S. Haut
                       ----------------
                   Name: Tina S. Haut
                   Title: VP



                  [Signature Page to Asset Purchase Agreement]

                                   EXHIBIT A
                                   ---------
                                  Definitions

     "Advertising Contracts" - as defined in Section 2.2(c).
      ---------------------

     "Affiliates" - when used with reference to a specified Person, any other
      ----------
Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under Common Control with the specified Person.

     "Assumed Liabilities" - as defined in Section 2.4.
      -------------------

     "Basket Amount - as defined in Section 10.5(b).
      -------------

     "Best Efforts" - the efforts that a prudent Person desirous of achieving a
      ------------
commercially reasonable result would use in similar circumstances.

     "Bill of Sale, Assignment and Assumption Agreement" - the Bill of Sale,
      -------------------------------------------------
Assignment and Assumption Agreement in the form of Exhibit C attached hereto.
                                                   ---------

     "Books and Records" - all of Sellers' books and records directly and
      -----------------
exclusively relating to the Purchased Assets, including, without limitation, all Site Lease files, Advertising Contract files, Permit files, maintenance and other records for the Structures, logs, advertiser, customer and supplier lists relating directly and exclusively to the Purchased Assets.

     "Buyer" - as defined in the first paragraph of this Agreement.
      -----

     "Cap" - as defined in Section 10.5(b).
      ---

     "Closing" - as defined in Section 2.6.
      -------

     "Closing Date" - the date and time as of which the Closing actually takes
      ------------
place.

     "Closing Date Adjustment" - as defined in Section 2.8(b).
      -----------------------

     "Closing Documents" - as defined in Section 3.2(a).
      -----------------

     "Consent" - any approval, consent, ratification, waiver, or other
      -------
authorization (including any Governmental Authorization).

     "Contemplated Transactions" - all of the transactions contemplated by this
      -------------------------
Agreement, including: (a) the purchase of the Purchased Assets by Buyer from Sellers and assignment to and assumption by Buyer of the Assumed Liabilities, and (b) the performance by Buyer and Infinity of their respective covenants and obligations under this Agreement.

     "Contract" - any agreement, contract, obligation, promise, or undertaking
      --------
(whether written or oral and whether express or implied) that is legally binding.

     "Control", "Controlled" or "Common Control" - means the possession,
      -------    ----------      --------------
directly or indirectly, of the power to direct or to cause the direction of management and policies of the Person in question, whether through the ownership of voting securities or by contract or otherwise.

     "Damages" - as defined in Section 10.1.
      -------

     "Deposit" - as defined in Section 2.7.
      -------

     "Designated Consents" - as defined in Section 5.2.
      -------------------

     "Designated Site Lease" - any Site Lease (other than those other Site
      ---------------------
Leases listed on Schedule 2.8(b)(i)) (i) with net revenues (net of agency or other commissions) for the year ended December 31, 1999, in excess of $200,000 and (ii) which by its terms expires on or prior to Closing.

     "Disclosure Schedule" - the disclosure schedule, delivered by Infinity to
      -------------------
Buyer concurrently with the execution and delivery of this Agreement.

     "DOJ" - as defined in Section 7.6.
      ---

     "Encumbrance" - any charge, claim, condition, equitable interest, lien,
      -----------
option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" - soil, land surface or subsurface strata, surface waters,
      -----------
groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Law" - any Legal Requirement pertaining to environmental
      -----------------
discharges, Release, emissions or spills or the manufacture, sale, processing, handling, transportation, storage or disposal of any Hazardous Materials, or relating to any environmental processes or condition, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Resource
      ------
Conservation and Recovery Act ("RCRA"), the Endangered Species Act, the Federal
                                ----
Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone Management Act, the National Environmental Policy Act, the Noise Control Act. As used in this Agreement, Environmental Laws shall mean any of such laws or regulations as the same exist now or at the Closing Date.

     "ESA" - as defined in Section 5.5.
      ---

     "Excluded Liabilities" - as defined in Section 2.5.
      --------------------

     "Final Judgment" - as defined in the Recital to this Agreement.
      --------------

     "Governmental Authorization" - any approval, consent, license, permit,
      --------------------------
waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" - any federal, state, local, municipal, foreign, or
      -----------------
other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

     "Hazardous Materials" - any waste or other substance that is listed,
      -------------------
defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "Indemnified Person" - any of the Seller Indemnified Persons or the Buyer
      ------------------
Indemnified Persons, as the context requires.

     "Indemnifying Party" - Buyer or Infinity, as the context requires.
      ------------------

     "Infinity" - as defined in the first paragraph of this Agreement.
      --------

     "IRS" - the United States Internal Revenue Service and, to the extent
      ---
relevant, the United States Department of the Treasury.

     "Legal Requirement" - any federal, state, local, municipal, foreign,
      -----------------
international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, including, but not limited to, the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange.

     "Material Adverse Effect" - a material adverse effect on the Business, the
      -----------------------
Purchased Assets or the Owned Real Property or the operations or conditions (financial or otherwise) relating thereto, taken as a whole.

     "1933 Act" - the Securities Act of 1933, as amended.
      --------

     "Order" - any award, decision, injunction, judgment, order, ruling or
      -----
verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator and not subject to further review or appeal.

     "Organizational Documents" - (a) the articles or certificate of
      ------------------------
incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Owned Real Property" - as defined in Section 2.2(e)
      -------------------

     "Party" - as defined in the first paragraph of this Agreement.
      -----

     "Permits" - as defined in Section 2.2(f).
      -------

     "Permitted Liens" - liens for taxes not yet delinquent, for mechanic's,
      ---------------
materialmen's and similar liens which have arisen in the ordinary course of business or for other liens which are immaterial in amount or character.

     "Person" - any individual, corporation (including any non-profit
      ------
corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Preliminary Adjustment" - as defined in Section 2.8(a).
      ----------------------

     "Proceeding" - any action, arbitration, audit, hearing, investigation,
      ----------
litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchase Price" - as defined in Section 2.7.
      --------------

     "Purchased Assets" - as defined in Section 2.2.
      ----------------

     "Release" - any spilling, leaking, emitting, discharging, depositing,
      -------
escaping, leaching, dumping, or other releasing of Hazardous Material into the Environment, whether intentional or unintentional.

     "Representative" - with respect to a particular Person, any director,
      --------------
officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Security Interest" - any mortgage, pledge, lien, encumbrance, charge or
      -----------------
other security interest or option or right of any third party with respect thereto.

     "Sellers" - as defined in the first paragraph of this Agreement.
      -------

     "Seller Subsidiaries" - Infinity Outdoor Systems, Inc., Transportation
      -------------------
Displays Incorporated, or any subsidiaries of Infinity, Infinity Outdoor Systems, Inc. or Transportation Displays Incorporated having any right, title or interest in, to or under the Purchased Assets or any liabilities included in the Assumed Liabilities.

     "Site Leases" - as defined in Section 2.2(b).
      -----------

     "Structures" - as defined in Section 2.2(a).
      ----------

     "Tax" - shall mean all tax (including income tax, capital gains tax, value
      ---
added tax, sales tax, property tax, transfer tax or intangibles tax), levy assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

     "Threatened" - a claim, Proceeding or dispute will be deemed to have been
      ----------
"Threatened" if any demand or statement has been made or any notice has been
 ----------
given that would lead a prudent Person to conclude that such a claim, Proceeding or dispute is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "Transfer Taxes" - state and local sales and use Taxes on the transfer of
      --------------
the Purchased Assets hereunder.

     "Tunney Act" - Antitrust Procedures and Penalties Act, 15 U.S.C. (S) 16.
      ----------

     "U.S. District Court" - United States District Court for the District of
      -------------------
Columbia.

                                   EXHIBIT B
                                   ---------
                          Allocation of Purchase Price

                                   EXHIBIT C
                                   ---------
           Form of Bill of Sale, Assignment and Assumption Agreement

     THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is
                                                                  ---------
made as of _________, 2000, between ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation ("Assignee"), and [SELLER], a [Delaware] corporation
                       --------
("Assignor," and together with the Assignor's Subsidiaries, the "Assignors").
 ---------                                                       ---------
Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

     WHEREAS, Infinity Broadcasting Corporation ("Infinity") and Assignee have
                                                  --------
entered into that certain Asset Purchase Agreement, dated June 14, 2000, as amended from time to time in accordance with the terms thereof (the "Asset
                                                                     -----
Purchase Agreement"), pursuant to which, among other things, (i) Infinity agreed
------------------
to sell Assignee and Assignee agreed to buy from Infinity, certain assets of Assignors as specified in the Asset Purchase Agreement and (ii) Assignee agreed to assume certain liabilities and obligations with respect to the Purchased Assets; and

     WHEREAS, Assignors desire to transfer and assign to Assignee the Purchased Assets listed on Schedule A attached hereto (the "Specified Assets"), and
                 ----------                       ----------------
Assignee desires to accept the transfer and assignment of the Specified Assets and to assume all obligations of Assignors in respect of such Specified Assets and the Assumed Liabilities relating to such Specified Assets.

     NOW, THEREFORE, for and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignors and Assignee agree as follows:

     1. Assignors hereby bargain and sell, convey, transfer, assign, deliver and set over to Assignee, all Assignors' right, title and interest in, to and under the Specified Assets, free and clear of any Liens other than Permitted Liens, and Assignee hereby purchases and accepts from Assignors, as of the date hereof, all right, title and interest of Assignors in, to and under all such Purchased Assets.

     2. From time to time, at the request of Assignee, and without further consideration or cost or expense to Assignee, Assignors shall do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances that may reasonably be required for the sale, conveyance, transfer, assignment, delivery, assurance and confirmation to Assignee, or to its successors and assigns permitted under the Asset Purchase Agreement of, or for aiding and assisting in collecting or reducing to possession, any or all of the Specified Assets.

     3. Assignee hereby accepts the transfer and assignment of the Specified Assets and absolutely and irrevocably assumes and agrees to pay, keep, perform, observe, discharge and be solely liable and responsible for all claims, liabilities and obligations of

Assignors which are based upon, arise out of, or otherwise exist in respect of
(i) the Specified Assets, (ii) the Assumed Liabilities relating to such Specified Assets, and (iii) the operation of the Business. Without limiting the generality of the foregoing, Assignee agrees to be bound by and to pay, keep, perform, observe and discharge all the terms, provisions and conditions of each of the agreements, contracts and instruments included in the Specified Assets, to be paid, kept, performed, observed and discharged by Assignors thereunder, all with full force and effect as if Assignee had executed such agreements, contracts and instruments originally.

     4. Assignors hereby constitute and appoint Assignee the true and lawful attorney of Assignors in the name of Assignee or in the name of Assignors, but by and on behalf of and for the sole benefit of Assignee, to demand and receive from time to time any and all of the Specified Assets, or to receive, collect, or enforce any right, title, benefit or interest of any kind in or to the Specified Assets. Without limitation of the foregoing, Assignors hereby authorize Assignee to endorse or assign any instrument, contract or chattel paper relating to the Specified Assets. Assignee agrees that the foregoing appointment made and the powers hereby granted are coupled with an interest and shall be irrevocable by Assignors or by dissolution of any or all of Assignors or in any manner or for any reason. To the extent that any representation, warranty, covenant or other provision of this Agreement conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern.

     5. This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties.

     6. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, except if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this Agreement in order for this Agreement to be effective with respect to a particular Specified Asset, then the laws of such other jurisdiction shall govern this Agreement with respect to such Specified Asset.

     8. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto permitted under the Asset Purchase Agreement.

                   [Balance of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Agreement on the day and year first above written.


                                  ASSIGNOR:
                                  --------

                                  [SELLER]



                                  By:_____________________________
                                     Name:
                                     Title:



                                  ASSIGNEE:
                                  --------

                                  ENTRAVISION COMMUNICATIONS CORPORATION



                                  By:_____________________________
                                     Name:
                                     Title:

                                SCHEDULE 2.2(a)
                                ---------------
                              Billboard Displays

                                SCHEDULE 2.2(b)
                                ---------------
                                  Site Leases

                                SCHEDULE 2.2(c)
                                ---------------
                             Advertising Contracts

                                SCHEDULE 2.2(d)
                                ---------------
                       Wireless Communications Contracts


NONE.

                                SCHEDULE 2.2(e)
                                ---------------
                              Owned Real Property

                                SCHEDULE 2.2(h)
                                ---------------
                          Tangible Personal Property

                              SCHEDULE 2.8(b)(i)
                              ------------------
                             Excluded Site Leases

Lease             Location Number             Location
-----             ----------------            --------
 3181             Q4                          Astoria Blvd w/l 43rd st.
 3181             Q39                         Astoria Blvd w/l 43rd st.
 3296             TS7000                      750 7th Avenue
 3296             TS7003                      750 7th Avenue

                              SCHEDULE 2.8(b)(ii)
                              -------------------
                            Adjustment Calculations

PPA = 13 X NCF

Where:
PPA = Amount by which Purchase Price shall be reduced
NCF = Net revenues (net of agency and other commissions) for Designated Site Lease for the fiscal year ended December 31, 1999, minus lease expenses for
                                                   -----
Designated Site Lease for the fiscal year ended December 31, 1999.

                                 SCHEDULE 5.2
                                 ------------
                             Best Efforts Consents


Location Number           Lease Number             Location
---------------           ------------             --------
M4                        18148                    Canal St. W/O Baxter
MM1W                      31263                    11th Ave S/O 30th Street
MM6                       31242                    West Side Highway W/O 134th
M70W                      31287                    West 125th Street E/O Lennox
MM8                       31299                    West Side Highway @18th Street
B7702                      2969                    Bruckner Blvd
Q440                       3150                    Van Wyck Expressway and Northern Blvd

                ______________________________________________

                             DISCLOSURE SCHEDULES

                                      TO

                           ASSET PURCHASE AGREEMENT

                ______________________________________________

                       PART 3.2 TO DISCLOSURE SCHEDULES
                       --------------------------------
                                 No Conflicts

     (b)  Such consents as may be required under the Site Leases.

          Consents required with regard to the "Thirty Sheet" locations on the elevated structures are subject to the terms and conditions of the contract between TDI and the MTA.

     (c) Any notice and consent requirements related to compliance with the Final Judgement.

          Such consents as may be required under the Site Leases.

          Consents required with regard to the "Thirty Sheet" locations on the elevated structures are subject to the terms and conditions of the contract between TDI and the MTA.

                       PART 3.3 TO DISCLOSURE SCHEDULES
                       --------------------------------
                            Location of Structures

                       PART 3.4 TO DISCLOSURE SCHEDULES
                       --------------------------------
         Material Defaults Under Site Leases and Advertising Contracts

NONE.

                       PART 3.5 TO DISCLOSURE SCHEDULES
                       --------------------------------
                                 Encumbrances

Agreement dated November 16, 1994, by and between Villepigue Outdoor Advertising Corporation and Service Sign Erectors Company, Inc.

                       PART 3.7 TO DISCLOSURE SCHEDULES
                       --------------------------------
                             Environmental Matters

NONE.

                      PART 3.8(b) TO DISCLOSURE SCHEDULES
                      -----------------------------------
                            list of certain assets

                                      M23
                                     M84W
                                     M115W
                                     M575
                                     M660
                                     M7268
                                     M7226
                                    TS7000
                                    TS7003
                                     Q7589
                                      B4W
                                     K115
                                     K165
                                      Q4
                                     Q39

                      PART 3.9(a) TO DISCLOSURE SCHEDULES
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                        Orders, Proceedings & Defaults

NONE.
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                      PART 3.9(b) TO DISCLOSURE SCHEDULES
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                              Active Proceedings